Exhibit (d)(3)(i)

1290 FUNDS

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of March 1, 2022 (“Amendment No. 1”), to the Investment Sub-Advisory Agreement dated as of July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”) and GAMCO Asset Management, Inc., a corporation organized in the State of New York (“GAMCO” or “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser desire to modify the fee payable to the Sub-Adviser for investment advisory and other services the Sub-Adviser provides to the 1290 GAMCO Small/Mid Cap Value Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree to modify the Agreement as follows:

1.

Appendix A. Appendix A to the Agreement setting forth the fund(s) (or allocated portion thereof) (“Funds”) of 1290 Funds for which GAMCO is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Funds is hereby replaced in its entirety by Appendix A attached hereto.

2.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		GAMCO ASSET MANAGEMENT, INC.

By:	/s/ Kenneth Kozlowski Kenneth Kozlowski Director, Executive Vice President and Chief Investment Officer	By:	/s/ Douglas R. Jamieson Name: Douglas R. Jamieson Title: President & COO

APPENDIX A

TO

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Fund	Annual Sub-Advisory Fee Rate*
1290 GAMCO Small/Mid Cap Value Fund	0.305% of the Fund’s average daily net assets.

*

The daily sub-advisory fee for the Fund is calculated by multiplying the aggregate net assets of the Fund at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.